Exhibit 10.1

SETTLEMENT AGREEMENT AND RELEASE

This Agreement states and confirms the full and binding terms that govern the settlement and release of all claims that were or could have been brought by or between Seller and Wells Fargo relating to Pre-2010 Residential Mortgage Loans.

I.           DEFINITIONS: The following definitions apply to the capitalized terms herein wherever those terms appear in this Agreement, including the prefatory paragraph, the recitals, and any attachments hereto.  Moreover, each defined term stated in the singular shall include the plural and each defined term stated in the plural shall include the singular.  The word “including” means “including but not limited to,” the word “includes” means “includes without limitation,” and the word “include” means “include without limitation.”

(a)	“Agreement” means this Settlement Agreement and Release.

(b)
“Closing Date” means, with respect to each Residential Mortgage Loan, the date on which a mortgage was obtained for such Residential Mortgage Loan and mortgage loan proceeds were disbursed, so that interest accrual began on such Residential Mortgage Loan.

(c)	“Effective Date” means April 8, 2011.

(d)	“Initial Payment Date” means the first date on which Seller pays a portion of the Settlement Amounts.

(e)
“Initial Settlement Amount” means four million, three hundred thousand dollars ($4,300,000); of this amount, Seller already has paid one million dollars ($1,000,000) to Wells Fargo, leaving a balance of three million three hundred thousand dollars ($3,300,000) to be paid pursuant to Section III.1.

(f)
“LPA” means the Loan Purchase Agreement between SecurityNational Mortgage Company and Wells Fargo Funding, Inc., dated August 11, 2008, (including any prior Loan Purchase Agreements between any of the Seller Related Parties and any of the Wells Fargo Related Parties that may have been amended, restated, and/or replaced by the Loan Purchase Agreement between SecurityNational Mortgage Company and Wells Fargo Funding, Inc., dated August 11, 2008), which incorporates the Wells Fargo Funding, Inc. correspondent Seller Guide by reference, wherein SecurityNational Mortgage Company agreed from time to time to sell, and Wells Fargo Funding, Inc. agreed from time to time to purchase, residential mortgage loans, and in which Seller made certain representations and warranties to Wells Fargo Funding, Inc.

(g)	“Party” and/or collectively, “the Parties” means Wells Fargo and/or Seller, as the context requires.

(h)
“Pre-2010 Residential Mortgage Loan(s)” means those certain Residential Mortgage Loans that have a Closing Date on or before December 31, 2009.  For the avoidance of doubt, “Pre-2010 Residential Mortgage Loan(s)” does not mean any loans with a Closing Date after December 31, 2009.

(i)
“Monthly Production Report” means a report identifying the total volume in dollars of loans sold by Seller to all parties other than Wells Fargo for the preceding month.  Each Monthly Production Report will be accompanied by a signed certification from Seller that the Monthly Production Report is accurate and complete.

(j)
“Monthly REO Report” means a report (i) identifying the value of all REO assets sold, liquidated, or otherwise transferred by Seller in the preceding month and (ii) attaching Seller’s interim balance sheet and statement of income for that month and the preceding month.  Each Monthly REO Report will be accompanied by a signed certification from Seller that the Monthly REO Report is accurate and complete.

(k)	“REO” means real estate owned by Seller as set forth in Exhibit A attached hereto and incorporated herein.

(l)	“Residential Mortgage Loans” means residential mortgage loans purchased by Wells Fargo Related Parties from Seller Related Parties pursuant to the LPA.

(m)	“Seller” means SecurityNational Mortgage Company.

(n)
“Seller Related Parties” means Seller and (i) its parents, subsidiaries, affiliates, sister companies, predecessor entities, guarantors, and successors and assigns, each solely in its capacity as such, and (ii) each of their owners, directors, officers, employees, agents, and attorneys, each solely in its capacity as such,

(o)	“Settlement Amounts” means the Initial Settlement Amount, and the additional amounts described in Section III.3.

(p)	“Wells Fargo” means Wells Fargo Funding, Inc.

(q)
“Wells Fargo Related Parties” means Wells Fargo, and (i) its parents, subsidiaries, affiliates, sister companies, and predecessor entities (including Norwest Funding, Inc.), and successors and assigns, each solely in its capacity as such, and (ii) each of their owners, directors, officers, employees, agents, and attorneys, each solely in its capacity as such.

II.             RECITALS:

R1.           In the LPA, Seller made representations and warranties regarding each and every Residential Mortgage Loan sold by Seller to Wells Fargo.

R2.          Wells Fargo alleges that Seller sold certain Residential Mortgage Loans to Wells Fargo with respect to which the representations that Seller made in the LPA were false and/or that breached the warranties of the LPA.  As a result, Wells Fargo alleges that Seller must repurchase those certain Residential Mortgage Loans and refund the money paid by Wells Fargo for those loans, or else indemnify Wells Fargo for losses arising from such loans, and/or pay other amounts as specified by the LPA in connection with those Residential Mortgage Loans or otherwise.

R3.          Seller disputes Wells Fargo’s allegations.

R4.          The Parties wish to resolve their disputes regarding Pre-2010 Residential Mortgage Loans.

R5.          Seller already has paid Wells Fargo one million dollars ($1,000,000) in partial settlement of disputed claims, which amount was considered in determining the total Settlement Amounts to be paid pursuant to this Agreement.

III.           NOW, THEREFORE, in consideration of the foregoing and the mutual releases and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            PAYMENT BY SELLER OF THE INITIAL PAYMENT AMOUNT:  Seller will pay the balance of the Initial Settlement Amount to Wells Fargo by wire transfer no later than 3:00 p.m. CST on April 8, 2011, to the following account:

Wells Fargo Bank, NA
ABA No.: 121000248
Account Name: Wells Fargo Funding
Account No.: 1080364
Ref: Springfield Financial Processing

2.             REPORTING REQUIREMENTS: Beginning with the end of the month after the Effective Date, and continuing until March 31, 2017, Seller shall submit to Wells Fargo a Monthly Production Report and a Monthly REO Report for the preceding month within ten (10) calendar days of the end of each month.  Wells Fargo shall have the right to audit the statements made by Seller in each such Monthly Production Report and Monthly REO Report.  Seller shall cooperate in full with any reasonable request by Wells Fargo for documents or information, and shall use best efforts to respond to any such request within seven calendar days.

3.             ADDITIONAL AMOUNTS DUE WELLS FARGO FROM LOAN PROCEEDS:

a)           Beginning on the Effective Date and continuing until March 31, 2017, Wells Fargo will deduct ten (10) basis points (.0010) from the purchase proceeds of each loan sold by Seller to Wells Fargo.  Such amounts deducted by Wells Fargo shall be credited towards the Settlement Amounts.

b)           Beginning on the Effective Date and continuing until March 31, 2017, Seller shall set aside ten (10) basis points (.0010) from the purchase proceeds of any loan it sells to any party other than Wells Fargo and place those funds in an account dedicated for that purpose.   Seller shall remit the balance of that account to Wells Fargo within ten (10) calendar days of the end of each month using the wire information provided in Section III.1 unless and until notice is provided by Wells Fargo of different wiring instructions.  Such amounts remitted by Seller to Wells Fargo shall be credited towards the Settlement Amounts.

c)           Seller also shall set aside fifty percent (50%) from the net proceeds it receives from any sale, liquidation, or other transfers of any REO property after subtracting taxes, commissions, recording fees, and other transaction costs directly attributable to the sale, liquidation, or transfer, and place those funds in an account dedicated for that purpose.  Seller shall remit the balance of that account to Wells Fargo within ten (10) calendar days of the end of each month using the wire information provided in Section III.1 unless and until notice is provided by Wells Fargo of different wiring instructions.  Such amounts remitted by Seller to Wells Fargo shall be credited towards the Settlement Amounts.

4.             TIMELINESS IS MATERIAL:  Time is of the essence regarding performance of this Agreement, including with respect to the payments by Seller pursuant to Sections III.1 and III.3 hereto.  Moreover, execution of this Agreement on or before April 8, 2011, is a material element to Wells Fargo and is part of the consideration received by Wells Fargo in this Agreement.

5.             RELEASES:

a)           Effective on the Initial Payment Date, the Seller Related Parties release and discharge the Wells Fargo Related Parties from any and all claims, demands, torts, damages, obligations, liabilities, costs, expenses, rights of action, or causes of action arising out of, or related to, the Pre-2010 Residential Mortgage Loans, including the collection of amounts owed by Wells Fargo Related Parties to Seller Related Parties in connection with the Pre-2010 Residential Mortgage Loans.

b)           Effective on the Initial Payment Date, the Wells Fargo Related Parties release and discharge the Seller Related Parties from any and all claims, demands, torts, damages, obligations, liabilities, costs, expenses, rights of action, or causes of action arising out of, or related to, the Pre-2010 Residential Mortgage Loans, including the collection of amounts owed by Seller Related Parties to Wells Fargo Related Parties in connection with the Pre-2010 Residential Mortgage Loans.

c)           Notwithstanding anything in this Agreement to the contrary, and for the avoidance of doubt:

i)              Consistent with Section III.6 below, nothing in this Agreement waives, releases, alters, or otherwise modifies any of the Parties’ obligations under the LPA with regard to any matter other than claims, demands, torts, damages, obligations, liabilities, costs, expenses, rights of action, and causes of action arising out of, or related to, the Pre-2010 Residential Mortgage Loans.

ii)            Wells Fargo retains and will retain all rights, title and interest in the Pre-2010 Residential Mortgage Loans, including servicing rights, any proceeds from the loans or liquidation of collateral, or any insurance or other claims in connection with the loans.

iii)           Nothing in this Agreement shall be construed as releasing the Parties from their obligations under this Agreement, including Seller’s obligation to pay in full the Settlement Amounts to Wells Fargo.

d)           The Parties acknowledge that they may hereafter discover facts different from or in addition to those which they know or believe to be true with respect to their respective released claims and agree that this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

6.             SURVIVAL OF OBLIGATIONS UNDER LPA:  Except as specifically described in this Agreement, and consistent with Section III.5(c)(i) above, neither Party is released from any obligation to the other Party under the terms of the LPA, the terms of which remain in full force and effect relative to Residential Mortgage Loans Seller has sold or will sell to Wells Fargo.  Such obligations include representations, warranties and covenants made by Seller to Wells Fargo in connection with any Residential Mortgage Loans purchased by Wells Fargo from Seller after December 31, 2009.

7.             NO ADMISSION BY OR CONSTRUCTION AGAINST EITHER PARTY:  This Agreement is intended to be and is a pragmatic, commercial accommodation between the Parties and shall not be construed as an admission of responsibility, liability, or fault for either Party’s claims.  This Agreement is the jointly drafted product of arm’s-length negotiations between the Parties with the benefit of advice from counsel, and the Parties agree that it shall be so construed.  Consequently, no Party will claim that any ambiguity in this Agreement shall be construed against any other Party by reason of the identity of the drafter.

8.             NO RIGHTS IN THIRD PARTIES:  Except as may be expressly provided in this Agreement, the Parties specifically disavow any intention to create rights in third parties under or in relation to this Agreement.

9.             REPRESENTATIONS AND WARRANTIES:

a)           Each Party represents and warrants that it has not previously assigned or transferred any claim, demand, liability or cause of action that is the subject of this Agreement.

b)           Each Party represents and warrants that it has not brought any suits or actions, however denominated, concerning any claim, demand, liability or cause of action that are the subject of the releases provided in this Agreement.

c)           Each Party represents and warrants that it has made such investigation of the facts pertaining to this Agreement as it deems necessary.

d)           The person signing this Agreement on behalf of Wells Fargo represents and warrants that he or she is authorized by the Wells Fargo Related Parties to execute this Agreement as a binding and legal obligation of the Wells Fargo Related Parties and he or she has read this Agreement with the benefit of advice from counsel.

e)           The person signing this Agreement on behalf of Seller represents and warrants that he or she is authorized by the Seller Related Parties to execute this Agreement as a binding and legal obligation of the Seller Related Parties and he or she has read this Agreement with the benefit of advice from counsel.

10.           FURTHER ASSURANCES:  Each Party agrees to execute all such further documents that are reasonably necessary or helpful to carry out the provisions of this Agreement.

11.           TITLES NOT BINDING: Titles and captions contained in this Agreement are inserted only as a matter of convenience and are for reference purposes only.  Such titles and captions are intended in no way to define, limit, expand, or describe the scope of this Agreement or the intent of any provision hereof.

12.           AMENDMENTS AND WAIVER:  No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by all Parties.  No waiver of any provision of this Agreement, and no consent to any departure therefrom, by any Party shall be effective unless it is in writing and signed by all Parties, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

13.           APPLICABLE LAW:  This Agreement shall be subject to and construed and enforced in accordance with the internal laws of the State of Minnesota without giving effect to any conflicts of laws principles.

14.           ENTIRE AGREEMENT:  This Agreement embodies the entire agreement between the Parties as to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof.  Without limiting the generality of the foregoing:

a)           This Agreement represents the final agreement between the Parties as to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the Parties;

b)           There are no unwritten oral agreements between the Parties;

c)           Neither Party, nor any officer, agent, employee, representative or attorney for any Party, has made any statement or representation to the other Party regarding any facts relied upon in entering into this Agreement; and

d)           Neither Party has relied upon any such statement or representation in executing this Agreement or in making this statement herein set forth.

15.           EXECUTION:  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.  Each counterpart may be delivered by facsimile transmission, or e-mail transmission as a “.pdf” attachment, and a faxed or e-mailed signature shall have the same force and effect as an original signature.

16.           CONFIDENTIALITY:

a)           Both Parties agree that settlement negotiations leading up to this Agreement and all related discussions and negotiations shall be deemed to fall within the protection afforded to compromises and to offers to compromise by Rule 408 of the Federal Rules of Evidence and any parallel state law provisions.

b)           Absent written consent of the Parties, this Agreement and the terms of this Agreement shall be kept strictly confidential and shall not be disclosed.  Notwithstanding the foregoing, the Parties may disclose this Agreement to (i) their employees, agents, counsel, directors, or auditors, or (ii) any other person or entity to whom a Party must provide the Agreement or its terms to comply with any legal obligation, including any legal obligation created by this Agreement.  Before providing this Agreement to any person or entity to whom a Party may disclose this Agreement pursuant to this section, that Party must inform the person or entity, to the extent practicable, that the Agreement and its terms are strictly confidential and that they shall be bound by the terms of this provision.

c)           If this Agreement or the terms thereof are sought by subpoena or its production is otherwise demanded from a Party, that Party shall notify the other Party in writing within three business days of the receipt of such subpoena or demand and, upon reasonable written request, will support that other Party’s efforts to obtain a protective order or other continued protection for the confidentiality of this Agreement.  Furthermore, the Parties agree to decline comment regarding this Agreement and its terms, except that they may disclose that the matter has been resolved between the Parties to their mutual satisfaction.

17.           REASONABLE ASSISTANCE:  Seller agrees to provide any and all appropriate and reasonable assistance Wells Fargo may reasonably request, to respond to and/or defend against demands, claims, suits, or other obligations asserted by third parties against Wells Fargo that arise from Pre-2010 Residential Mortgage Loans.

18.           PERFORMANCE:  In the event of litigation involving this Agreement, the prevailing party shall be entitled to recover its attorneys fees.

19.           NOTICE:  Any notice required by this Agreement shall be given to the following persons by electronic mail and U.S. mail.

Notices to Wells Fargo:	Notices to Seller:
Mr. Brian T. McGrath, VP Wells Fargo Funding, Inc. 2701 Wells Fargo Way MAC X9902-012 Minneapolis, MN 55467 brian.t.mcgrath@wellsfargo.com	Mr. Lynn Beckstead, President SecurityNational Mortgage Company 5300 South 360 West, Suite 250 Salt Lake City, UT 84123 Lynn@securitynational.com
Ms. Amy Thoreson Long Wells Fargo Law Department 90 S. 7th Street, 17th Floor MAC N9305-176 Minneapolis, MN 55402-3903 amy.thoresonlong@wellsfargo.com	Mr. Stephen Johnson, VP SecurityNational Mortgage Company 5300 South 360 West, Suite 150 Salt Lake City, UT 84123 SteveJ@securitynational.com
Mr. Derek Y. Sugimura Gilbert LLP 1100 New York Avenue NW, Suite 700 Washington, DC 20005 sugimurad@gotofirm.com	Mr. Jeff Stephens, General Counsel SecurityNational Mortgage Company 5300 South 360 West, Suite 250 Salt Lake City, UT 84123 Jeff.Stephens@securitynational.com

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by a duly authorized representative and delivered as of the date executed.

Dated April 7, 2011	Dated April 7, 2011
/s/ Lynn Beckstead On Behalf of Seller By: Lynn Beckstead Title: President	/s/ Jackson Manley On Behalf of Wells Fargo By: Jackson Manley Title: Vice President